Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in this Registration Statement of Texas Rare Earth Resources Corp., on Form S-8 to be filed with the Commission on or about November 2, 2011, of our Report of Independent Registered Public Accounting Firm dated December 21, 2010, except for Note 8, for which the date is February 6, 2011, relating to the financial statements of Texas Rare Earth Resources Corp. for the years ended August 31, 2010 and 2009.  We also consent to the reference to us under the heading “Experts” in this registration statement.

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP
Houston, Texas
November 2, 2011